Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--July 23, 2009--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable September 15, 2009, to holders of record as of September 1, 2009.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2009.

Highlights

  The Company reported consolidated earnings for the second quarter of 2009 of $7.6 million, or $0.22 per share, compared with 2008 same quarter earnings of $4.8 million, or $0.14 per share. Earnings for the twelve months ended June 30, 2009 were $46.5 million, or $1.37 basic and $1.36 diluted earnings per share. This compares to earnings of $34.7 million, or $1.08 per share, for the 2008 twelve month period.
  The Company announced on June 5 that it filed a request with the Missouri Public Service Commission to increase gas segment annual revenues by approximately $2.9 million, or about 4.9 percent. The proposed increase for residential customers would be approximately $4.83 per month. With this rate case filing, Empire is also seeking to add three additional energy efficiency programs to assist customers. These include, an ENERGY STAR® rebate program for residential water heaters and space heating appliances, an ENERGY STAR home performance program, and a large commercial audit and rebate program. Results from the case would likely take effect in the second quarter of 2010.
  On May 8, a severe wind storm referred to as a “derecho” or “inland hurricane” swept through the Company’s service territory causing close to 83,000 customers to be without service. Incremental expenditures related to this storm totaled approximately $6.4 million of which $5.7 million were capitalized costs due to the nature of the restoration efforts. The remaining $0.7 million has been recorded as a regulatory asset as the Company anticipates the costs will be recovered in future rate cases.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)

	Quarter Ended June 30, 2009				Quarter Ended June 30, 2008
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$103,083	$7,919	$1,376	$112,230	$100,943	$9,148	$1,321	$111,280
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	41,548	4,211	––	45,759	46,942	5,297	––	52,239
Other Operating Expenses	46,035	3,553	1,004	50,444	42,288	3,590	969	46,715
Operating Income	15,500	155	372	16,027	11,713	261	352	12,326
Net Income (Loss)	$8,018	$(750)	$359	$7,627	$5,157	$(648)	$308	$4,817
Earnings Per Weighted-Average Share, Common and Diluted				$0.22				$0.14

Second Quarter Electric Results

Rate increases, primarily from our Missouri jurisdiction, increased revenues for the 2009 quarter over 2008 but were partially offset by lower off-system sales. Rate increases increased revenues by approximately $6.4 million while weather and modest customer growth added another $0.6 million. Off-system sales decreased approximately $4.7 million. Overall, 2009 electric revenues increased $2.1 million which represents a 2.1% increase over the 2008 second quarter.

Total electric fuel and purchased power costs for the quarter decreased by approximately $5.4 million over the 2008 quarter. Electric fuel costs decreased $4.8 million compared to the 2008 quarter and were primarily driven by lower natural gas costs. A planned maintenance outage at our State Line Combined Cycle plant partially caused a decrease in gas volumes and lower overall natural gas prices further reduced our electric fuel costs. The Company’s volume of purchased power increased slightly but overall our purchased power costs declined approximately $3.4 million due to significantly lower prices in the 2009 quarter compared to 2008. Fuel adjustments recorded in the 2009 second quarter increased fuel costs by $2.8 million over the adjustments recorded in the 2008 second quarter.

Operating costs increased $0.5 million and maintenance costs were higher by $2.1 million compared to the 2008 quarter. The largest component of the increase was amortization expenses related to the 2007 ice storms of approximately $0.9 million. Our production areas recorded an additional $0.8 million in costs during the 2009 second quarter over 2008. Depreciation and amortization decreased approximately $1.2 million for 2009, and taxes, including property, franchise and city taxes, combined for an increase of approximately $0.3 million over the 2008 period. In summary, the electric segment net income was $8.0 million for the 2009 quarter compared to $5.2 million for 2008.

Second Quarter Gas Results

Revenues from gas operations for the second quarter of 2009 decreased $1.2 million compared to 2008. The cost of natural gas sold and transported also decreased approximately $1.1 million during 2009 compared to 2008. Gas operations and maintenance expenses were relatively flat when comparing the 2009 and 2008 second quarters. Overall, the gas segment results reported a 2009 second quarter loss of $0.8 million compared to a loss of $0.6 million for 2008.

Second Quarter Consolidated Results

Total interest charges increased approximately $0.6 million in the 2009 second quarter compared to 2008. This increase primarily reflects interest on $75 million of First Mortgage Bonds issued in March of this year. This issuance coupled with the $90 million of First Mortgage Bonds the Company issued in May of 2008 increased our long-term debt interest in total by $2.1 million when comparing the 2009 and 2008 quarters. The long-term debt interest was partially offset by lower short-term and other debt interest costs. AFUDC-debt income also increased $0.6 million which further offset the long-term debt interest charges. The Company’s other income and deductions were lower by about $0.3 million when comparing income from the 2009 quarter to the 2008 quarter.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended June 30, 2009 increased $7.1 million, or 1.6%, over the same 2008 period. The largest component of the revenue increase was related to rate increases of approximately $21.5 million, primarily from the Company’s Missouri jurisdiction. Modest customer growth of 0.4% also contributed an additional $2.3 million of revenues when comparing the twelve month periods. The estimated impact of weather partially offset the increases and reduced revenues by an estimated $11.6 million for the 2009 twelve month period compared to the same 2008 period. Off-system sales were lower as well decreasing revenues by approximately $5.6 million.

On a comparative basis, the total electric fuel and purchased power costs for the 2009 twelve month period decreased by approximately $19.3 million over the 2008 period. Other operating costs were relatively flat, but maintenance costs were higher by approximately $5.6 million. Amortization of 2007 ice storm costs accounted for about $3.3 million of the maintenance increase. Depreciation decreased approximately $3.0 million mostly reflecting the reduction to our regulatory amortization in the third quarter of 2008. The 2008 twelve month period also includes the sale of a unit train which resulted in a gain of $1.2 million whereas the 2009 period does not have any similar gains recorded. Overall, the electric segment 2009 twelve month period resulted in net income of approximately $44.8 million compared to $31.9 million for the same 2008 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2009 twelve month period totaled $65.0 million compared to $60.3 million for 2008. The cost of natural gas sold and transported was $43.2 million during 2009 versus $37.2 million during 2008. Other operating expenses increased approximately $0.5 million but were partially offset by lower maintenance expenses of about $0.3 million. The gas segment net income was $0.9 million for the 2009 twelve month period compared to $1.8 million for the 2008 period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $2.7 million in the 2009 twelve month period compared to 2008. Interest related to debt increased $5.2 million but was partially offset by an increase in income related to AFUDC-debt of $2.5 million. The equity component of AFUDC also primarily improved our other income and expense category which increased in total by approximately $2.1 million when comparing the twelve month periods.

The following reconciliation of basic earnings per share compares the quarter and twelve month periods ended June 30, 2009 versus June 30, 2008 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the estimated after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-Q filing.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – June 30, 2008	$0.14	$1.08
Revenues
Electric segment	0.04	0.15
Gas segment	(0.02)	0.10
Other segment	0.00	0.02
Expenses
Electric fuel and purchased power	0.11	0.41
Cost of natural gas sold and transported	0.02	(0.13)
Operating – electric segment	(0.01)	0.00

	Quarter Ended	Twelve Months Ended
Operating – gas segment	0.00	(0.01)
Operating – other segment	0.00	(0.01)
Maintenance and repairs	(0.04)	(0.11)
Depreciation and amortization	0.02	0.06
Gain on sale of assets	0.00	(0.02)
Change in effective income tax rates	(0.01)	(0.06)
Other taxes	(0.01)	(0.01)
Other income and deductions	(0.01)	(0.03)
Interest charges	(0.02)	(0.11)
AFUDC	0.01	0.10
Dilutive effect of additional shares	0.00	(0.06)

Earnings Per Share – June 30, 2009	$0.22	$1.37

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, July 24, 2009, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2009. To phone in to the conference call, parties in the United States should dial 1-877-941-6009, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4116027#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com